                                                                     EXHIBIT 4.8


                                 CERTIFICATE OF
                     DESIGNATIONS, PREFERENCES, AND RIGHTS

                                       OF

                      SERIES F CONVERTIBLE PREFERRED STOCK

                                       OF

                           HARKEN ENERGY CORPORATION

                        (Pursuant to Section 151 of the
                       Delaware General Corporation Law)



         Harken Energy Corporation, a corporation organized and existing under the Delaware General Corporation Law (the "Corporation"), hereby certifies that the following resolutions were adopted by the Board of Directors of the Corporation on March 31, 1998 pursuant to authority of the Board of Directors as required by Section 151(g) of the Delaware General Corporation Law:

         RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors of this Corporation (the "Board of Directors" or the "Board") in accordance with the provisions of its Certificate of Incorporation, the Board of Directors hereby authorizes a series of the Corporation's previously authorized Preferred Stock, par value $1.00 per share (the "Preferred Stock"), and hereby states the designation and number of shares, and fixes the relative rights, preferences, privileges, powers and restrictions thereof as follows:

         Series F Convertible Preferred Stock:



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                           I.  Designation and Amount

                 The designation of this series, which consists of 15,000 shares of Preferred Stock, is Series F Convertible Preferred Stock (the "Series F Preferred Stock") and the stated value shall be One Thousand Dollars ($1,000) per share (the "Stated Value").


                                   II.  Rank

                 The Series F Preferred Stock shall rank (i) prior to the Corporation's common stock, par value $.01 per share (the "Common Stock"); (ii) prior to any class or series of capital stock of the Corporation hereafter created that, by its terms, ranks junior to the Series F Preferred Stock and prior to the Corporation's Series E Junior Participating Preferred Stock (collectively, with the Common Stock, "Junior Securities"); (iii) junior to any class or series of capital stock of the Corporation hereafter created (with the consent of the holders of Series F Preferred Stock obtained in accordance with
Article IX hereof) specifically ranking, by its terms, senior to the Series F Preferred Stock ("Senior Securities"); and (iv) pari passu with any other class or series of capital stock of the Corporation hereafter created (as permitted by Article IX(c) below), in each case as to distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.


                                III.  Dividends

                 The Series F Preferred Stock shall not bear any dividends. In no event, so long as any Series F Preferred Stock shall remain outstanding, shall any dividend whatsoever be declared or paid upon, nor shall any distribution be made upon, any Junior Securities, nor shall any shares of Junior Securities be purchased or redeemed by the Corporation nor shall any moneys be paid to or made available for a sinking fund for the purchase or redemption of any Junior Securities (other than a distribution of Junior Securities or rights pursuant to that certain Rights Agreement dated April 6, 1998 (the "Rights Plan") between the Corporation and the Rights Agent named therein), without, in each such case, the written consent of the holders of a majority of the outstanding shares of Series F Preferred Stock, voting together as a class.


                          IV.  Liquidation Preference

                 A. If the Corporation shall commence a voluntary case under the Federal bankruptcy laws or any other applicable Federal or State bankruptcy, insolvency or similar law, or consent to the entry of an order for relief in an involuntary case under any law or to the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or make an assignment for the benefit of its creditors, or admit in writing its inability to pay its debts generally as they become due, or if a decree or order for relief in respect of the Corporation shall be entered by a





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court having jurisdiction in the premises in an involuntary case under the
Federal bankruptcy laws or any other applicable Federal or state bankruptcy, insolvency or similar law resulting in the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and any such decree or order shall be unstayed and in effect for a period of thirty (30) consecutive days and, on account of any such event, the Corporation shall liquidate, dissolve or wind up, or if the Corporation shall otherwise liquidate, dissolve or wind up (each such event being considered a "Liquidation Event"), no distribution shall be made to the holders of any shares of capital stock of the Corporation (other than Senior Securities) upon liquidation, dissolution or winding up unless prior thereto, the holders of shares of Series F Preferred Stock, subject to Article VI, shall have received the Liquidation Preference (as defined in Article IV.C) with respect to each share. If upon the occurrence of a Liquidation Event, the assets and funds available for distribution among the holders of the Series F Preferred Stock and holders of Pari Passu Securities shall be insufficient to permit the payment to such holders of the preferential amounts payable thereon, then the entire assets and funds of the Corporation legally available for distribution to the Series F Preferred Stock and the Pari Passu Securities shall be distributed ratably among such shares in proportion to the ratio that the liquidation preference payable on each such share bears to the aggregate liquidation preference payable on all such shares.

                 B. At the option of any holder of Series F Preferred Stock, the sale, conveyance or disposition of all or substantially all of the assets of the Corporation, the effectuation by the Corporation of a transaction or series of related transactions in which more than 50% of the voting power of the Corporation is disposed of, or the consolidation, merger or other business combination of the Corporation with or into any other Person (as defined below) or Persons when the Corporation is not the survivor shall either: (i) be deemed to be a liquidation, dissolution or winding up of the Corporation pursuant to which the Corporation shall be required to distribute upon consummation of such transaction an amount equal to 115% of the Liquidation Preference with respect to each outstanding share of Series F Preferred Stock in accordance with and subject to the terms of this Article IV or (ii) be treated pursuant to Article VI.C(b) hereof. "Person" shall mean any individual, corporation, limited liability company, partnership, association, trust or other entity or organization.

                 C. For purposes hereof, the "Liquidation Preference" with respect to a share of the Series F Preferred Stock shall mean an amount equal to the sum of (i) the Stated Value thereof plus (ii) an amount equal to five percent (5%) per annum of such Stated Value for the period beginning on the date of issuance of the Series F Preferred Stock (the "Issue Date") and ending on the date of final distribution to the holder thereof (prorated for any portion of such period). The liquidation preference with respect to any Pari Passu Securities shall be as set forth in the Certificate of Designation filed in respect thereof.





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                                 V. Redemption

                 A. If any of the following events (each, a "Mandatory Redemption Event") shall occur:

                          (i)     The Corporation fails to issue shares of
Common Stock to the holders of Series F Preferred Stock upon exercise by the holders of their conversion rights in accordance with the terms of this Certificate of Designation (for a period of at least sixty (60) days if such failure is solely as a result of the circumstances governed by the second paragraph of Article VI.F below and the Corporation is using all commercially reasonable efforts to authorize a sufficient number of shares of Common Stock as soon as practicable), fails to transfer or to cause its transfer agent to transfer (electronically or in certificated form) any certificate for shares of Common Stock issued to the holders upon conversion of the Series F Preferred Stock as and when required by this Certificate of Designation or the Registration Rights Agreement, dated as of April 9, 1998, by and among the Corporation and the other party thereto (the "Registration Rights Agreement"), fails to remove any restrictive legend (or to withdraw any stop transfer instructions in respect thereof) on any certificate or any shares of Common Stock issued to the holders of Series F Preferred Stock upon conversion of the Series F Preferred Stock as and when required by this Certificate of Designation, the Securities Purchase Agreement dated as of April 9, 1998, by and between the Corporation and the other signatories thereto (the "Purchase Agreement") or the Registration Rights Agreement, or fails to fulfill its obligations pursuant to Sections 4(c), 4(e), 4(h), 4(i), 4(j) or 5 of the Purchase Agreement (or makes any announcement, statement or threat that it does not intend to honor the obligations described in this paragraph) and any such failure shall continue uncured (or any announcement, statement or threat not to honor its obligations shall not be rescinded in writing) for ten (10) business days;

                          (ii)    The Corporation fails to obtain effectiveness
with the Securities and Exchange Commission (the "SEC") of the Registration Statement (as defined in the Registration Rights Agreement) filed pursuant to
Section 2(a) of the Registration Rights Agreement prior to two hundred (200) days from the date of issuance of the Series F Preferred Stock (the "Issue Date") or such Registration Statement lapses in effect (or sales otherwise cannot be made thereunder, whether by reason of the Corporation's failure to amend or supplement the prospectus included therein in accordance with the Registration Rights Agreement or otherwise) for more than thirty (30) consecutive days or sixty (60) days in any twelve (12) month period after the Registration Statement becomes effective;

                          (iii)   The Corporation shall make an assignment for
the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for all or substantially all of its property or business;

                           (iv)   Bankruptcy, insolvency, reorganization or
liquidation proceedings or other proceedings for relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against the Corporation or any material subsidiary of the Corporation, provided that any such proceeding against the Corporation is not dismissed or discharged within thirty (30) days;





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                          (v)     The Corporation shall fail to maintain the
listing of the Common Stock on the Nasdaq National Market, the Nasdaq SmallCap Market, the New York Stock Exchange or the American Stock Exchange ("AMEX") and such failure shall remain uncured for at least ten (10) business days, then, upon the occurrence and during the continuation of any Mandatory Redemption Event specified in subparagraphs (i), (ii) or (v) at the option of the holders of at least 50% of the then outstanding shares of Series F Preferred Stock by written notice (the "Mandatory Redemption Notice") to the Corporation of such Mandatory Redemption Event, or upon the occurrence of any Mandatory Redemption Event specified in subparagraphs (iii) or (iv), the Corporation shall purchase each holder's shares of Series F Preferred Stock for an amount per share equal to the greater of (1) 115% multiplied by the sum of
(a) the Stated Value of the shares to be redeemed plus (b) an amount equal to five percent (5%) per annum of such Stated Value for the period beginning on the Issue Date and ending on the date of payment of the Mandatory Redemption Amount (the "Mandatory Redemption Date"), and (2) the "parity value" of the shares to be redeemed, where parity value means the product of (a) the number of shares of Common Stock issuable upon conversion of such shares in accordance with Article VI below (without giving any effect to any limitations on conversions of shares set forth in Article VI.A(b) below, and treating the Trading Day (as defined below) immediately preceding the Mandatory Redemption Date as the "Conversion Date" (as defined in Article VI.B(a)) unless the Mandatory Redemption Event arises as a result of a breach in respect of a specific Conversion Date in which case such Conversion Date shall be the Conversion Date), multiplied by (b) the Closing Price (as defined in Article VI.A(b)) for the Common Stock on such "Conversion Date" (the greater of such amounts being referred to as the "Mandatory Redemption Amount"). "Trading Day" shall mean any day on which the Common Stock is traded for any period on AMEX, or on the principal securities exchange or other securities market on which the Common Stock is then being traded.

                 In the case of a Mandatory Redemption Event, if the Corporation fails to pay the Mandatory Redemption Amount for each share within ten (10) business days of written notice that such amount is due and payable, then (to the extent permitted by law and assuming there are sufficient authorized shares) in addition to all other available remedies, each holder of Series F Preferred Stock shall have the right at any time, so long as the Mandatory Redemption Event continues, to require the Corporation, upon written notice, to immediately issue (in accordance with and subject to the terms of Article VI below), in lieu of the Mandatory Redemption Amount, with respect to each outstanding share of Series F Preferred Stock held by such holder, the number of shares of Common Stock of the Corporation equal to the Mandatory Redemption Amount divided by the Conversion Price then in effect.

                 B. If the Series F Preferred Stock ceases to be convertible as a result of the limitations described in the second paragraph of
Article VI.A below (a "19.99% Redemption Event"), and the Corporation has not prior to, or within forty (40) days of, the date that such 19.99% Redemption Event arises, (i) obtained approval of the issuance of the additional shares of Common Stock by the requisite vote of the holders of the then-outstanding Common Stock (not including any shares of Common Stock held by present or former holders of Series F Preferred Stock that were issued upon conversion of Series F Preferred Stock and exercise of the Investment





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Options (as defined in the Purchase Agreement)) or (ii) received other permission pursuant to AMEX Rule 713 allowing the Corporation to resume issuances of shares of Common Stock upon conversion of Series F Preferred Stock and exercise of the Investment Options, then the Corporation shall be obligated to redeem immediately all of the then outstanding Series F Preferred Stock, in accordance with this Article V.B. An irrevocable Redemption Notice shall be delivered promptly to the holders of Series F Preferred Stock at their registered address appearing on the records of the Corporation and shall state
(1) that 19.99% of the Outstanding Common Amount (as defined in Article VI.A) has been issued upon conversion of the Series F Preferred Stock and exercise of the Investment Options, (2) that the Corporation is obligated to redeem all of the outstanding Series F Preferred Stock and (3) the Mandatory Redemption Date, which shall be a date within five (5) business days of the date of the Redemption Notice. On the Mandatory Redemption Date, the Corporation shall make payment of the Mandatory Redemption Amount (as defined in Article V.A. above) in cash. If the Corporation fails to redeem in accordance with this
Article V.B., then, in addition to all other remedies available to the holders of the Series F Preferred Stock, upon request of a majority-in-interest of the Series F Preferred Stock, the Corporation shall terminate the listing of its Common Stock on AMEX (and any other exchange or quotation system with a rule substantially similar to Rule 713) and cause its Common Stock to be eligible for trading on the over-the-counter electronic bulletin board.

                 C. Notwithstanding anything to the contrary contained in this Article V, so long as (i) no Mandatory Redemption Event shall have occurred and be continuing, (ii) the Registration Statement is then in effect and has been in effect and sales can be made thereunder for at least twenty
(20) days prior to the Optional Redemption Date (as defined below) and (iii) the Fixed Conversion Price (as defined below) or Revised Fixed Conversion Price (as defined below), whichever is applicable, is less than the Trigger Price (as defined below), then at any time and from time to time after the Fixed Conversion Price is established, the Corporation shall have the right, exercisable on not less than twenty (20) calendar days prior written notice to the holders of Series F Preferred Stock (which notice may not be sent to the holders of the Series F Preferred Stock until the Corporation is permitted to redeem the Series F Preferred Stock pursuant to this Article V.C.) to redeem any or all of the outstanding shares of Series F Preferred Stock in accordance with this Article V. Any notice of redemption hereunder (an "Optional Redemption") shall be delivered to the holders of Series F Preferred Stock at their registered addresses appearing on the books and records of the Corporation and shall state (1) that the Corporation is exercising its right to redeem any or all of the outstanding shares of Series F Preferred Stock and (2) the date of redemption (the "Optional Redemption Notice"). On the date fixed for redemption (the "Optional Redemption Date"), the Corporation shall make payment of the Optional Redemption Amount (as defined below) to or upon the order of the holders as specified by the holders in writing to the Corporation at least one (1) business day prior to the Optional Redemption Date; provided that the Corporation shall not be required to make payment of the Optional Redemption Amount unless and until certificates representing the shares of Series F Preferred Stock to be redeemed have been delivered to the Corporation, and from and after the Optional Redemption Date such shares shall no longer be deemed outstanding. If the Corporation exercises its right to redeem the Series F Preferred Stock, the Corporation shall make payment to the holders of an amount in cash (the "Optional Redemption Amount") equal to the sum of (i) 115% multiplied by the Stated Value of a share of Series F Preferred Stock and
(ii) an amount equal to five percent





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(5%) per annum of such Stated Value for the period beginning on the Issue Date and ending on the Optional Redemption Date, for each share of Series F Preferred Stock to be redeemed. Notwithstanding notice of an Optional Redemption, the holders shall at all times prior to the Optional Redemption Date maintain the right to convert all or any shares of Series F Preferred Stock in accordance with Article VI and any shares of Series F Preferred Stock so converted after receipt of an Optional Redemption Notice and prior to the Optional Redemption Date set forth in such notice and payment of the aggregate Optional Redemption Amount, shall be deducted from the shares of Series F Preferred Stock which are otherwise subject to redemption pursuant to such notice.

                  VI.  Conversion at the Option of the Holder

                 A.       (a)     Subject to the conversion limitations set
forth in Article VI.A(b) below, each holder of shares of Series F Preferred Stock may, at its option at any time and from time to time, upon surrender of the certificates therefor, convert any or all of its shares of Series F Preferred Stock into Common Stock as follows (an "Optional Conversion"). Each share of Series F Preferred Stock shall be convertible into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing (1) the sum of (a) the Stated Value thereof plus (b) the Premium Amount (as defined below), by (2) the then effective Conversion Price (as defined below); provided, however, that, unless the holder delivers a waiver in accordance with the immediately following sentence, in no event (other than pursuant to the Automatic Conversion (as defined herein)) shall a holder of shares of Series F Preferred Stock be entitled to convert any such shares in excess of that number of shares upon conversion of which the sum of (x) the number of shares of Common Stock beneficially owned by the holder and its affiliates (other than shares of Common Stock which may be deemed beneficially owned through the ownership of the unconverted portion of the shares of Series F Preferred Stock and the unexercised Investment Options (as defined in the Purchase Agreement)) and (y) the number of shares of Common Stock issuable upon the conversion of the shares of Series F Preferred Stock with respect to which the determination of this proviso is being made, would result in beneficial ownership by a holder and such holder's affiliates of more than 4.9% of the outstanding shares of Common Stock. For purposes of the proviso to the immediately preceding sentence, (i) beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and Regulation 13D-G thereunder, except as otherwise provided in clause (x) of such proviso and (ii) a holder may waive the limitations set forth therein by written notice to the Corporation upon not less than sixty-one
(61) days prior written notice (with such waiver taking effect only upon the expiration of such sixty-one (61) day notice period). The "Premium Amount" means the product of the Stated Value, multiplied by .05, multiplied by (N/365), where "N" equals the number of days elapsed from the Issue Date to and including the Conversion Date (as defined in Article VI.B, below).

                          (b)     Subject to the exceptions set forth below,
each holder of shares of Series F Preferred Stock may only convert shares of Series F Preferred Stock on or after one hundred eighty (180) days from the Issue Date; provided, however, that the restrictions on conversion set forth above shall not apply to conversions taking place on any Conversion Date (i) if, on the Conversion Date, the Closing Price (as defined below) is greater than or equal to 115%





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of the then applicable Market Price (as defined in Article VI.B.(a) below) or
(ii) occurring on or after the date the Corporation makes a public announcement that it intends to merge or consolidate with any other corporation or sell or transfer substantially all of the assets of the Corporation or (iii) occurring on or after the date any person, group or entity (including the Corporation) commences a tender offer to purchase 50% or more of the Corporation's Common Stock or (iv) occurring on or after the date that there is a material adverse change in the business, operations, assets or financial condition of the Corporation and its subsidiaries, taken as a whole. "Closing Price," as of any date, means the last sale price of the Common Stock on the AMEX as reported by Bloomberg Financial Markets or an equivalent reliable reporting service mutually acceptable to and hereafter designated by the holders of a majority in interest of the shares of Series F Preferred Stock and the Corporation ("Bloomberg") or, if AMEX is not the principal trading market for such security, the last sale price of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last sale price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no last sale price of such security in the over-the-counter market on the electronic bulletin board for such security in any of the foregoing manners the average of the bid prices of any market makers for such security as reported in the "pink sheets" by the National Quotation Bureau, Inc. If the Closing Price cannot be calculated for such security on such date in the manner provided above, the Closing Price shall be the fair market value as mutually determined by the Corporation and the holders of a majority in interest of shares of Series F Preferred Stock being converted for which the calculation of the Closing Price is required in order to determine the Conversion Price of such Series F Preferred Stock.

                          (c)     So long as the Common Stock is listed for
trading on AMEX or an exchange or quotation system with a rule substantially similar to Rule 713 then, notwithstanding anything to the contrary contained herein, if, at any time, the aggregate number of shares of Common Stock then issued upon conversion of the Series F Preferred Stock (including any shares of capital stock or rights to acquire shares of capital stock issued by the Corporation which are aggregated or integrated with the Common Stock issued or issuable upon conversion of the Series F Preferred Stock and exercise of the Investment Options for purposes of such rule) equals 19.99% of the "Outstanding Common Amount" (as hereinafter defined), the Series F Preferred Stock shall, from that time forward, cease to be convertible into Common Stock in accordance with the terms of this Article VI and Article VII below, unless the Corporation
(i) has obtained approval of the issuance of the Common Stock upon conversion of the Series F Preferred Stock and exercise of the Investment Options by a majority of the total votes cast on such proposal, in person or by proxy, by the holders of the then-outstanding Common Stock (not including any shares of Common Stock held by present or former holders of Series F Preferred Stock that were issued upon conversion of Series F Preferred Stock and exercise of the Investment Options) ("Stockholder Approval"), or (ii) shall have otherwise obtained permission to allow such issuances from AMEX in accordance with AMEX Rule 713. If the Corporation's Common Stock is not then listed on AMEX or an exchange or quotation system that has a rule substantially similar to Rule 713, the limitations set forth herein shall be inapplicable and of no force and effect. For purposes of this paragraph, "Outstanding Common Amount" means (i) the number of shares of the Common Stock outstanding on the date of issuance of the Series F Preferred Stock pursuant to the Purchase





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Agreement plus (ii) any additional shares of Common Stock issued thereafter in respect of such shares pursuant to a stock dividend, stock split or similar event. The maximum number of shares of Common Stock issuable as a result of the 19.99% limitation set forth herein is hereinafter referred to as the "Maximum Share Amount." With respect to each holder of Series F Preferred Stock, the Maximum Share Amount shall refer to such holder's pro rata share thereof determined in accordance with Article X below. In the event that Corporation obtains Stockholder Approval or the approval of AMEX, by reason of the inapplicability of the rules of AMEX or otherwise and concludes that it is able to increase the number of shares to be issued above the Maximum Share Amount (such increased number being the "New Maximum Share Amount"), the references to Maximum Share Amount, above, shall be deemed to be, instead, references to the greater New Maximum Share Amount. In the event that Stockholder Approval is obtained, there are insufficient reserved or authorized shares or a registration statement covering the additional shares of Common Stock which constitute the New Maximum Share Amount is not effective prior to the Maximum Share Amount being issued (if such registration statement is necessary to allow for the public resale of such securities), the Maximum Share Amount shall remain unchanged; provided, however, that the holder may grant an extension to obtain a sufficient reserved or authorized amount of shares or of the effective date of such registration statement. In the event that (a) the aggregate number of shares of Common Stock issued pursuant to the outstanding Series F Preferred Stock and exercise of the Investment Options represents at least twenty percent (20%) of the Maximum Share Amount and (b) the sum of (x) the aggregate number of shares of Common Stock issued upon conversion of Series F Preferred Stock and exercise of the Investment Options plus (y) the aggregate number of shares of Common Stock that remain issuable upon conversion of Series F Preferred Stock, represents at least one hundred percent (100%) of the Maximum Share Amount (the "Triggering Event"), the Corporation will use its best efforts to seek and obtain Stockholder Approval (or obtain such other relief as will allow conversions hereunder in excess of the Maximum Share Amount) as soon as practicable following the Triggering Event and before the Mandatory Redemption Date.

                          (d)     In the event that (i) on or prior to the
Fixed Conversion Price Date (as defined in Article VI.B(c) below), the Closing Price is below 80% of the Closing Bid Price on the Trading Day immediately prior to the Issue Date (the "Trigger Price") or (ii) after the Fixed Conversion Price Date, the Fixed Conversion Price (as defined below) or the Revised Fixed Conversion Price (as defined below), whichever is applicable, is below the Trigger Price, the Corporation shall have the right, in lieu of issuing shares of Common Stock to the holder of Series F Preferred Stock, to redeem the shares of Series F Preferred Stock submitted for conversion for an amount equal to the number of shares that would have otherwise been issued upon conversion of the Series F Preferred Stock, multiplied by the Redemption Market Price (as hereinafter defined). The "Redemption Market Price" shall be equal to the Closing Price of the Common Stock on the Conversion Date. If the Closing Price of the Common Stock is at any time below the Trigger Price, the Corporation must promptly notify the holders of the Series F Preferred Stock as to whether the Corporation will issue shares of Common Stock or redeem the shares of Series F Preferred Stock at any time thereafter submitted for conversion pursuant to this Article VI on a Conversion Date when the Closing price is below the Trigger Price. The Corporation will be bound by such notice for a period of twenty (20) days from the date of its notice after which time, the Corporation may elect to renew such notice. A failure of the Corporation to renew such





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notice shall be deemed to be an election by the Corporation to issue shares of
Common Stock upon conversion of the Series F Preferred Stock. Any redemption amounts payable hereunder shall be paid to the holder within five (5) Trading Days of the Conversion Date or within two (2) Trading Days of receipt of certificates representing the shares to be redeemed, whichever is later. The Fixed Conversion Price Date and the Revised Fixed Conversion Price Date (as defined in Article IV.B (a)) shall be delayed by one (1) Trading Day for each Trading Day occurring prior thereto and prior to full conversion of the Series F Preferred Stock that (i) sales cannot be made pursuant to the Registration Statement after the earlier of the effective date thereof and one hundred twenty (120) days from the Issue Date (whether by reason of the Corporation's failure to properly supplement or amend the prospectus included therein in accordance with the terms of the Registration Rights Agreement or otherwise) or
(ii) any Mandatory Redemption Event (as defined in Article V.A.) exists, without regard to whether any cure periods shall have run.

                 B. (a) Subject to subparagraph (b) below, the "Conversion Price" shall be (i) on or prior to the Fixed Conversion Price Date, 103% of the Market Price (as defined herein) or (ii) after the Fixed Conversion Price Date, the Fixed Conversion Price (as defined herein); provided, however, that if, after the Revised Fixed Conversion Price Date (as defined in Article VI.B(c) below), 90% of the average Closing Bid Prices for the twenty-two (22) Trading Days ending on the Revised Fixed Conversion Price Date, (the "Revised Fixed Conversion Price") is less than the Fixed Conversion Price (as defined herein), for all conversions taking place thereafter the Conversion Price shall equal the Revised Fixed Conversion Price. "Market Price" shall mean the lesser of (a) the average Closing Bid Prices for any five (5) consecutive Trading Days during the twenty-two (22) Trading Day period ending one (1) Trading Day prior to the date (the "Conversion Date") the Conversion Notice is sent by a holder to the Corporation via facsimile (the "Pricing Period") and (b) the lowest Closing Bid Price during the last five (5) Trading Days of the Pricing Period. "Fixed Conversion Price" shall mean 90% of the average Closing Bid Prices during the twenty-two (22) Trading Day period ending on the Fixed Conversion Price Date. "Closing Bid Price" means, for any security as of any date, the closing bid price on AMEX as reported by Bloomberg or, if AMEX is not the principal trading market for such security, the closing bid price of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the closing bid price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no closing bid price of such security in the over-the-counter market on the electronic bulletin board for such security or in any of the foregoing manners, the average of the bid prices of any market makers for such security or as reported in the "pink sheets" by the National Quotation Bureau, Inc. If the Closing Bid Price cannot be calculated for such security on such date in the manner provided above, the Closing Bid Price shall be the fair market value as mutually determined by the Corporation and the holders of a majority in interest of shares of Series F Preferred Stock being converted for which the calculation of the Closing Bid Price is required in order to determine the Conversion Price of such Series F Preferred Stock.

                          (b)     Notwithstanding anything contained in
subparagraph (a) of this Paragraph B to the contrary, in the event the Corporation (i) makes a public announcement that it intends to consolidate or merge with any other corporation (other than a merger in which the

Corporation is the surviving or continuing corporation and its capital stock is unchanged) or sell or transfer all or substantially all of the assets of the Corporation or (ii) any person, group or entity (including the Corporation) commences a tender offer to purchase 50% or more of the Corporation's Common Stock (the date of the announcement or commencement referred to in clause (i) or (ii) is hereinafter referred to as the "Announcement Date"), then the Conversion Price shall, effective upon the Announcement Date and continuing through the Adjusted Conversion Price Termination Date (as defined below), be equal to the lower of (x) the Conversion Price which would have been applicable for an Optional Conversion occurring on the Announcement Date and (y) the Conversion Price that would otherwise be in effect. From and after the Adjusted Conversion Price Termination Date, the Conversion Price shall be determined as set forth in subparagraph (a) of this Article VI.B. For purposes hereof, "Adjusted Conversion Price Termination Date" shall mean, with respect to any proposed transaction or tender offer which a public announcement as contemplated by this subparagraph (b) has been made, the date upon which the Corporation (in the case of clause (i) above) or the person, group or entity (in the case of clause (ii) above) publicly announces the termination, abandonment or consummation of the proposed transaction or tender offer which caused this subparagraph (b) to become operative.

                          (c)     The "Fixed Conversion Price Date" means the
date which is nine (9) months after the Issue Date and the "Revised Fixed Conversion Price Date" means the date which is ten (10) months after the Issue Date, provided, however, that in the event that (1) the Corporation fails to obtain effectiveness with the SEC of the Registration Statement prior to one hundred twenty (120) days following the Issue Date, or (2) after such Registration Statement becomes effective, such Registration Statement lapses in effect, or sales otherwise cannot be made thereunder, whether by reason of the Corporation's failure or inability to amend or supplement the prospectus included therein in accordance with the Registration Rights Agreement or otherwise, then the Fixed Conversion Price Date and the Revised Fixed Conversion Price Date shall each be extended on a day-for-day basis for each day beyond the 120th day during which the Registration Statement is not declared effective, such effectiveness has lapsed, or sales cannot be made thereunder (including during any Allowed Delays (as defined in the Registration Rights Agreement)).

                 C. The Conversion Price shall be subject to adjustment from time to time as follows:

                          (a)     Adjustment to Conversion Price Due to Stock
Split, Stock Dividend, Etc. If at any time when Series F Preferred Stock is issued and outstanding, the number of outstanding shares of Common Stock is increased or decreased by a stock split, stock dividend, combination, reclassification, rights offering (other than pursuant to the Rights Plan) below the Trading Price (as defined below) to all holders of Common Stock or other similar event, which event shall have taken place during the reference period for determination of the Conversion Price for any Optional Conversion or Automatic Conversion of the Series F Preferred Stock or taking place after the fixing of the Fixed Conversion Price, then the Conversion Price shall be calculated giving appropriate effect to the stock split, stock dividend, combination, reclassification or other similar event. In such event, the Corporation shall notify the Transfer Agent of such change on or before the effective date thereof.

                          (b)     Adjustment Due to Merger, Consolidation, Etc.
If, at any time when Series F Preferred Stock is issued and outstanding and prior to the conversion of all Series F Preferred Stock, there shall be any merger, consolidation, exchange of shares, recapitalization, reorganization, or other similar event, as a result of which shares of Common Stock of the Corporation shall be changed into the same or a different number of shares of another class or classes of stock or securities of the Corporation or another entity, or in case of any sale or conveyance of all or substantially all of the assets of the Corporation other than in connection with a plan of complete liquidation of the Corporation, then the holders of Series F Preferred Stock shall thereafter have the right to receive upon conversion of the Series F Preferred Stock, upon the bases and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore issuable upon conversion, such stock, securities or assets which the holders of Series F Preferred Stock would have been entitled to receive in such transaction had the Series F Preferred Stock been converted in full (without regard to any limitations on conversion contained herein) immediately prior to such transaction, and in any such case appropriate provisions shall be made with respect to the rights and interests of the holders of Series F Preferred Stock to the end that the provisions hereof (including, without limitation, provisions for adjustment of the Conversion Price and of the number of shares of Common Stock issuable upon conversion of the Series F Preferred Stock) shall thereafter be applicable, as nearly as may be practicable in relation to any securities or assets thereafter deliverable upon the conversion of Series F Preferred Stock. The Corporation shall not effect any transaction described in this subsection (b) unless (a) it first gives, to the extent practical, thirty
(30) days' prior written notice (but in any event at least fifteen (15) business days prior written notice) of such merger, consolidation, exchange of shares, recapitalization, reorganization or other similar event or sale of assets (during which time the holders of Series F Preferred Stock shall be entitled to convert the Series F Preferred Stock) and (b) the resulting successor or acquiring entity (if not the Corporation) assumes by written instrument the obligations of this subsection (b). The above provisions shall similarly apply to successive consolidations, mergers, sales, transfers or share exchanges.

                          (c)     Adjustment Due to Distribution.  Subject to
Article III, if the Corporation shall declare or make any distribution of its assets (or rights to acquire its assets) to holders of Common Stock as a dividend, stock repurchase, by way of return of capital or otherwise (including any dividend or distribution to the Corporation's shareholders in cash or shares (or rights to acquire shares) of capital stock of a subsidiary (i.e., a spin-off)) (a "Distribution"), then the holders of Series F Preferred Stock shall be entitled, upon any conversion of shares of Series F Preferred Stock after the date of record for determining shareholders entitled to such Distribution, to receive the amount of such assets which would have been payable to the holder with respect to the shares of Common Stock issuable upon such conversion had such holder been the holder of such shares of Common Stock on the record date for the determination of shareholders entitled to such Distribution.

                          (d)     Purchase Rights.  Subject to Article III, if
the Corporation shall issue any convertible securities or rights to purchase stock, warrants, securities or other property (the "Purchase Rights") pro rata to the record holders of any class of Common Stock (including, without limitation, shares of the Corporation's Series E Junior Participating Preferred Stock), then the holders of Series F Preferred Stock will, upon conversion of shares of such Series F Preferred Stock, be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such holder could have acquired if such holder had held the number of shares of Common Stock acquirable upon complete conversion of the then issued and outstanding Series F Preferred Stock (without regard to any limitations on conversion contained herein and excluding any shares of Series F Preferred Stock that are redeemed and not converted, whether such redemption takes place before or after the record date for such Purchase Rights) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights; provided that, notwithstanding the foregoing, in no event will a holder of shares of Series F Preferred Stock be entitled to receive more than one right issued under the Rights Plan per share of Common Stock issued upon such conversion as such amount may be adjusted in accordance with the Rights Plan.

                          (e)     Adjustment for Restricted Periods.  In the
event that (1) the Corporation fails to obtain effectiveness with the SEC of the Registration Statement (as defined in the Registration Rights Agreement) prior to one hundred-twenty (120) days following the Issue Date, or (2) after such Registration Statement becomes effective, such Registration Statement lapses in effect, or sales otherwise cannot be made thereunder, whether by reason of the Corporation's failure or inability to amend or supplement the prospectus (the "Prospectus") included therein in accordance with the Registration Rights Agreement or otherwise (including during any Allowed Delay), then the Pricing Period shall be comprised of (provided that a Conversion Notice is sent to the Corporation no later than the day after such period), (i) in the case of an event described in clause (1), the twenty-two
(22) Trading Days preceding the 120th day following the Issue Date plus all Trading Days through and including the third Trading Day following the date of effectiveness of the Registration Statement; and (ii) in the case of an event described in clause (2), the number of Trading Days preceding the date on which the holder of the Series F Preferred Stock is first notified that sales may not be made under the Prospectus that would otherwise then be included in the Pricing Period in accordance with the definition thereof set forth in Article VI.B(a), plus all Trading Days through and including the third Trading Day following the date on which the Holder is first notified that such sales may again be made under the Prospectus. If a holder of Series F Preferred Stock determines that sales may not be made pursuant to the Prospectus (whether by reason of the Corporation's failure or inability to amend or supplement the Prospectus) it shall so notify the Corporation in writing and, unless the Corporation provides such holder with a written opinion of the Corporation's counsel to the contrary, such determination shall be binding for purposes of this paragraph.

                          (f)     Notice of Adjustments.  Upon the occurrence
of each adjustment or readjustment of the Conversion Price pursuant to this
Article VI.C, the Corporation, at its expense, shall promptly compute such adjustment or readjustment and prepare and furnish to each holder of Series F Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series F Preferred Stock, furnish to such holder a like certificate setting forth (i) such adjustment or readjustment, (ii) the Conversion Price at the time in effect and (iii) the number of shares of Common Stock and the amount, if any, of other securities or property which at the time would be received upon conversion of a share of Series F Preferred Stock.

                 D. For purposes of Article VI.C(a) above, "Trading Price," which shall be measured as of the record date in respect of the rights offering means (i) the average of the last reported sale prices for the shares of Common Stock on AMEX as reported by Bloomberg, as applicable, for the five
(5) Trading Days immediately preceding such date, or (ii) if AMEX is not the principal trading market for the shares of Common Stock, the average of the last reported sale prices on the principal trading market for the Common Stock during the same period as reported by Bloomberg, or (iii) if market value cannot be calculated as of such date on any of the foregoing bases, the Trading Price shall be the fair market value as reasonably determined in good faith by
(a) the Board of Directors of the Corporation or, (b) at the option of a majority-in-interest of the holders of the outstanding Series F Preferred Stock by an independent investment bank of nationally recognized standing in the valuation of businesses similar to the business of the Corporation.

                 E. In order to convert Series F Preferred Stock into full shares of Common Stock, a holder of Series F Preferred Stock shall: (i) submit a copy of the fully executed notice of conversion in the form attached hereto as Exhibit A ("Notice of Conversion") to the Corporation by facsimile dispatched on the Conversion Date (or by other means resulting in notice to the Corporation on the Conversion Date) at the office of the Corporation or its designated Transfer Agent for the Series F Preferred Stock that the holder elects to convert the same, which notice shall specify the number of shares of Series F Preferred Stock to be converted, the applicable Conversion Price and a calculation of the number of shares of Common Stock issuable upon such conversion (together with a copy of the first page of each certificate to be converted) prior to 7:00 p.m., New York City time (the "Conversion Notice Deadline") on the date of conversion specified on the Notice of Conversion; and
(ii) surrender the original certificates representing the Series F Preferred Stock being converted (the "Preferred Stock Certificates"), duly endorsed, along with a copy of the Notice of Conversion to the office of the Corporation or the Transfer Agent for the Series F Preferred Stock as soon as practicable thereafter. The Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion, unless either the Preferred Stock Certificates are delivered to the Corporation or its Transfer Agent as provided above, or the holder notifies the Corporation or its Transfer Agent that such certificates have been lost, stolen or destroyed (subject to the requirements of subparagraph (a) below). In the case of a dispute as to the calculation of the Conversion Price, the Corporation shall promptly issue such number of shares of Common Stock that are not disputed in accordance with subparagraph (b) below and shall submit the disputed calculations to its outside accountant via facsimile within three (3) business days of receipt of the Notice of Conversion. The accountant shall audit the calculations and notify the Corporation and the holder of the results no later than 48 hours from the time it receives the disputed calculations. The accountant's calculation shall be deemed conclusive absent manifest error.

                          (a)     Lost or Stolen Certificates.  Upon receipt by
the Corporation of evidence of the loss, theft, destruction or mutilation of any Preferred Stock Certificates representing shares of Series F Preferred Stock, and (in the case of loss, theft or destruction) of indemnity reasonably satisfactory to the Corporation, and upon surrender and cancellation of the Preferred Stock Certificate(s), if mutilated, the Corporation shall execute and deliver new Preferred Stock Certificate(s) of like tenor and date.

                          (b)     Delivery of Common Stock Upon Conversion.
Upon the surrender of certificates as described above together with a Notice of Conversion, the Corporation shall issue and, within two (2) business days after such surrender (or, in the case of lost, stolen or destroyed certificates, after provision of agreement and indemnification pursuant to subparagraph (a) above) (the "Delivery Period"), deliver (or cause its Transfer Agent to so issue and deliver) to or upon the order of the holder (i) that number of shares of Common Stock for the portion of the shares of Series F Preferred Stock converted as shall be determined in accordance herewith and (ii) a certificate representing the balance of the shares of Series F Preferred Stock not converted, if any.

                 In lieu of delivering physical certificates representing the Common Stock issuable upon conversion, provided the Corporation's Transfer Agent is participating in the Depository Trust Company ("DTC") Fast Automated Securities Transfer ("FAST") program, upon request of the holder and its compliance with the provisions contained in Article VI.A. and in this Article VI.E., the Corporation shall use its best efforts to cause its Transfer Agent to electronically transmit the Common Stock issuable upon conversion to the holder by crediting the account of holder's Prime Broker with DTC through its Deposit Withdrawal Agent Commission ("DWAC") system. The time periods for delivery and payments described in the immediately preceding paragraph shall apply to the electronic transmittals described herein.

                          (c)     No Fractional Shares.  If any conversion of
Series F Preferred Stock would result in a fractional share of Common Stock or the right to acquire a fractional share of Common Stock, such fractional share shall be disregarded and the number of shares of Common Stock issuable upon Conversion of the Series F Preferred Stock shall be rounded up or down to the nearest whole share, it being understood that .5 of one share shall be rounded up to the next highest share.

                          (d)     Conversion Date.  The "Conversion Date" shall
be the date specified in the Notice of Conversion, provided that the Notice of Conversion is submitted by facsimile (or by other means resulting in notice) to the Corporation or its Transfer Agent before 7:00 p.m., New York City time, on the Conversion Date. The person or persons entitled to receive the shares of Common Stock issuable upon conversion shall be treated for all purposes as the record holder or holders of such securities as of the Conversion Date and all rights with respect to the shares of Series F Preferred Stock surrendered shall forthwith terminate except the right to receive the shares of Common Stock or other securities or property issuable on such conversion and except that, to the extent permitted by law, the holders preferential rights as a holder of Series F Preferred Stock shall survive to the extent the corporation fails to deliver such securities.

                 F. As of the date of issuance of the Series F Preferred Stock, 2,500,000 authorized and unissued shares of Common Stock have been duly reserved for issuance upon conversion of the Series F Preferred Stock (the "Reserved Amount"). The Reserved Amount shall be increased from time to time in accordance with the Corporation's obligations pursuant to

Section 4(h) of the Purchase Agreement. In addition, if the Corporation shall issue any securities or make any change in its capital structure which would change the number of shares of Common Stock into which each share of the Series F Preferred Stock shall be convertible at the then current Conversion Price, the Corporation shall at the same time also make proper provision so that thereafter there shall be a sufficient number of shares of Common Stock authorized and reserved, free from preemptive rights, for conversion of the outstanding Series F Preferred Stock.

                 If at any time a holder of shares of Series F Preferred Stock submits a Notice of Conversion, and the Corporation does not have sufficient authorized but unissued shares of Common Stock available to effect such conversion in accordance with the provisions of this Article VI (a "Conversion Default"), the Corporation shall issue to the holder (or holders, if more than one holder submits a Notice of Conversion in respect of the same Conversion Date, pro rata based on the ratio that the number of shares of Series F Preferred Stock then held by each such holder bears to the aggregate number of such shares held by such holders) all of the shares of Common Stock which are available to effect such conversion. The number of shares of Series F Preferred Stock included in the Notice of Conversion which exceeds the amount which is then convertible into available shares of Common Stock (the "Excess Amount") shall, notwithstanding anything to the contrary contained herein, not be convertible into Common Stock in accordance with the terms hereof until (and at the holder's option at any time after) the date additional shares of Common Stock are authorized by the Corporation to permit such conversion, at which time the Conversion Price in respect thereof shall be the lesser of (i) the Conversion Price on the day the holder submits a Notice of Conversion giving rise to a Conversion Default (the "Conversion Default Date") and (ii) the Conversion Price on the Conversion Date elected by the holder in respect thereof. The Corporation shall use its best efforts to effect an increase in the authorized number of shares of Common Stock as soon as possible following a Conversion Default. In addition, the Corporation shall pay to the holder payments ("Conversion Default Payments") for a Conversion Default in the amount of (a) (N/365), multiplied by (b) the sum of the Stated Value plus the Premium Amount per share of Series F Preferred Stock through the Authorization Date (as defined below), multiplied by (c) the Excess Amount on the Conversion Default Date, multiplied by (d) .20, where (i) N = the number of days from the Conversion Default Date to the date (the "Authorization Date") that the Corporation authorizes a sufficient number of shares of Common Stock to effect conversion of the full number of shares of Series F Preferred Stock. The Corporation shall send notice to the holder of the authorization of additional shares of Common Stock, the Authorization Date and the amount of holder's accrued Conversion Default Payments. The accrued Conversion Default Payment for each calendar month shall be paid in cash. If such payment is not paid in cash within thirty (30) days of the end of a calendar month, such amount shall be convertible, at the option of the holder, into Common Stock at the Conversion Price (as in effect at the time of Conversion) at any time after the fifth day of the month following the month in which it has accrued in accordance with the terms of this Article VI (so long as there is then a sufficient number of authorized shares).

                 Nothing herein shall limit the holder's right to pursue actual damages for the Corporation's failure to maintain a sufficient number of authorized shares of Common Stock, and each holder shall have the right to pursue all remedies available at law or in equity (including a decree of specific performance and/or injunctive relief).

                 G. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to Article VI.F, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series F Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series F Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustment or readjustment, (ii) the Conversion Price at the time in effect and (iii) the number of shares of Common Stock and the amount, if any, of other securities or property which at the time would be received upon conversion of a share of Series F Preferred Stock.

                 H. Upon submission of a Notice of Conversion by a holder of Series F Preferred Stock, (i) the shares covered thereby (other than the shares, if any, which cannot be issued because their issuance would exceed such holder's allocated portion of the Reserved Amount) shall be deemed converted into shares of Common Stock and (ii) the holder's rights as a holder of such converted shares of Series F Preferred Stock shall cease and terminate, excepting only the right to receive certificates for such shares of Common Stock and to any remedies provided herein or otherwise available at law or in equity to such holder because of a failure by the Corporation to comply with the terms of this Certificate of Designation. Notwithstanding the foregoing, insofar as permitted under the Delaware General Corporation Law (the "DGCL"), if a holder has not received certificates for all shares of Common Stock prior to the tenth (10th) business day after the expiration of the Delivery Period with respect to a conversion of shares of Series F Preferred Stock for any reason, then (unless the holder otherwise elects to retain its status as a holder of Common Stock by so notifying the Corporation) the holder shall regain the rights of a holder of such shares of Series F Preferred Stock with respect to such unconverted shares of Series F Preferred Stock and the Corporation shall, as soon as practicable, return such unconverted shares of Series F Preferred Stock to the holder or, if such shares of Series F Preferred Stock have not been surrendered, adjust its records to reflect that such shares of Series F Preferred Stock have not been converted. In all cases, the holder shall retain all of its rights and remedies (including, without limitation, the right to receive Conversion Default Payments pursuant to Article IV.E. to the extent required thereby for such Conversion Default and any subsequent Conversion Default).


                           VII.  Automatic Conversion

                 So long as the Registration Statement is effective and there is not then a continuing Mandatory Redemption Event, each share of Series F Preferred Stock issued and outstanding on April 9, 1999, subject to any adjustment pursuant to Article V.A.(ii) (the "Automatic Conversion Date"), automatically shall be converted into shares of Common Stock on such date at the then effective Conversion Price in accordance with, and subject to, the provisions of Article VI hereof (the "Automatic Conversion"). The Automatic Conversion Date shall be delayed by one (1) Trading Day each for each Trading Day occurring prior thereto and prior to the full conversion of the Series F Preferred Stock that (i) sales cannot be made pursuant to the Registration Statement after the earlier of the effective date thereof and one hundred twenty (120) days from the Issue

Date (whether by reason of the Corporation's failure to properly supplement or amend the prospectus included therein in accordance with the terms of the Registration Rights Agreement or otherwise) or (ii) any Mandatory Redemption Event (as defined in Article V.A.) exists, without regard to whether any cure periods shall have run. The Automatic Conversion Date shall be the Conversion Date for purposes of determining the Conversion Price and the time within which certificates representing the Common Stock must be delivered to the holder.

                              VIII.  Voting Rights

                 The holders of the Series F Preferred Stock have no voting power whatsoever, except as otherwise provided by the DGCL and in Article IX below.

                 Notwithstanding the above, the Corporation shall provide each holder of Series F Preferred Stock with prior notification of any meeting of the shareholders (and copies of proxy materials and other information sent to shareholders). In the event of any taking by the Corporation of a record of its shareholders for the purpose of determining shareholders who are entitled to receive payment of any dividend or other distribution, any right to subscribe for, purchase or otherwise acquire (including by way of merger, consolidation or recapitalization) any share of any class or any other securities or property, or to receive any other right other than pursuant to the Rights Plan, or for the purpose of determining shareholders who are entitled to vote in connection with any proposed sale, lease or conveyance of all or substantially all of the assets of the Corporation, or any proposed liquidation, dissolution or winding up of the Corporation, the Corporation shall mail a notice to each holder, at least ten (10) days prior to the record date specified therein (or thirty (30) days prior to the consummation of the transaction or event, whichever is earlier), of the date on which any such record is to be taken for the purpose of such dividend, distribution, right or other event, and a brief statement regarding the amount and character of such dividend, distribution, right or other event to the extent known at such time.

                 To the extent that under the DGCL the vote of the holders of the Series F Preferred Stock, voting separately as a class or series as applicable, is required to authorize a given action of the Corporation, the affirmative vote or consent of the holders of at least a majority of the shares of the Series F Preferred Stock represented at a duly held meeting at which a quorum is present or by written consent of a majority of the shares of Series F Preferred Stock (except as otherwise may be required under the DGCL) shall constitute the approval of such action by the class. To the extent that under the DGCL holders of the Series F Preferred Stock are entitled to vote on a matter with holders of Common Stock, voting together as one class, each share of Series F Preferred Stock shall be entitled to a number of votes equal to the number of shares of Common Stock into which it is then convertible using the record date for the taking of such vote of shareholders as the date as of which the Conversion Price is calculated. Holders of the Series F Preferred Stock shall be entitled to notice of all shareholder meetings or written consents (and copies of proxy materials and other information sent to shareholders) with respect to which they would be entitled to vote, which notice would be provided pursuant to the Corporation's bylaws and the DGCL.

                           IX.  Protective Provisions

                 So long as shares of Series F Preferred Stock are outstanding, the Corporation shall not, without first obtaining the approval (by vote or written consent, as provided by the DGCL) of the holders of at least a majority of the then outstanding shares of Series F Preferred Stock:

                          (a)     alter or change the rights, preferences or
privileges of the Series F Preferred Stock or any Senior Securities so as to affect adversely the Series F Preferred Stock;

                          (b)     create any new class or series of capital
stock having a preference over the Series F Preferred Stock as to distribution of assets upon liquidation, dissolution or winding up of the Corporation (as previously defined in Article II hereof, "Senior Securities");

                          (c)     create any new class or series of capital
stock ranking pari passu with the Series F Preferred Stock as to distribution of assets upon liquidation, dissolution or winding up of the Corporation (as previously defined in Article II hereof, "Pari Passu Securities"), provided, however, that notwithstanding this subsection (c), approval of the holders of the Series F Preferred Stock shall not be required if the Closing Bid Price of the Common Stock, adjusted for any stock splits, recapitalizations or similar events, is in excess of $6.00 per share for each of the last ten (10) Trading Days prior to the issuance of Pari Passu Securities.

                          (d)     increase the authorized number of shares of
Series F Preferred Stock; or

                          (e)     do any act or thing not authorized or
contemplated by this Certificate of Designation which would result in taxation of the holders of shares of the Series F Preferred Stock under Section 305 of the Internal Revenue Code of 1986, as amended (or any comparable provision of the Internal Revenue Code as hereafter from time to time amended).

                 In the event holders of at least a majority of the then outstanding shares of Series F Preferred Stock agree to allow the Corporation to alter or change the rights, preferences or privileges of the shares of Series F Preferred Stock, pursuant to subsection (a) above, so as to affect the Series F Preferred Stock, then the Corporation will deliver notice of such approved change to the holders of the Series F Preferred Stock that did not agree to such alteration or change (the "Dissenting Holders") and Dissenting Holders shall have the right for a period of thirty (30) days to convert pursuant to the terms of this Certificate of Designation as they exist prior to such alteration or change or continue to hold their shares of Series F Preferred Stock.

                            X.  Pro Rata Allocations

                 The Maximum Share Amount and the Reserved Amount (including any increases thereto) shall be allocated by the Corporation pro rata among the holders of Series F Preferred Stock based on the number of shares of Series F Preferred Stock then held by each holder relative to the total aggregate number of shares of Series F Preferred Stock then outstanding.

                 IN WITNESS WHEREOF, this Certificate of Designation is executed on behalf of the Corporation this 9th day of April, 1998.



                                     HARKEN ENERGY CORPORATION



                                     By:   /s/ Larry E. Cummings
                                        ----------------------------------------
                                     Name:         Larry E. Cummings
                                     Title:        Vice President and Secretary

                                                                       EXHIBIT A

                              NOTICE OF CONVERSION

                    (To be Executed by the Registered Holder
               in order to Convert the Series F Preferred Stock)

                 The undersigned hereby irrevocably elects to convert ______ shares of Series F Preferred Stock, represented by stock certificate No(s). __________ (the "Preferred Stock Certificates") into shares of common stock ("Common Stock") of Harken Energy Corporation (the "Corporation") according to the conditions of the Certificate of Designation of Series F Preferred Stock, as of the date written below. If securities are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates. No fee will be charged to the Holder for any conversion, except for transfer taxes, if any. A copy of each Preferred Stock Certificate is attached hereto (or evidence of loss, theft or destruction thereof).

                 The undersigned hereby irrevocably elects to exercise its Investment Option to purchase _____________ shares of Common Stock of the Corporation (up to the number of shares of Common Stock issuable pursuant to the conversion of the Preferred Stock Certificate) at the Applicable Conversion price set forth below and shall make payment of $__________ for such shares by wire transfer of such amount to the Corporation simultaneously upon transfer of the shares of Common Stock electronically by crediting the account of the undersigned's Prime Broker with the Depository Trust Company through its Deposit Withdrawal Agreement Conversion System.

                 The undersigned represents and warrants that all offers and sales by the undersigned of the securities issuable to the undersigned upon conversion of the Series F Preferred Stock shall be made pursuant to registration of the securities under the Securities Act of 1933, as amended (the "Act"), or pursuant to an exemption from registration under the Act.



                          Date of Conversion:____________________________

                          Applicable Conversion Price:____________________

                          Number of Shares of Common Stock
                          to be Issued pursuant to conversion of
                          the Series F Preferred Stock:__________________

                          Number of Shares of Common Stock to be Issued pursuant to Investment Option:___________________

                          Signature:____________________________________

                          Name:_______________________________________

                          Address:______________________________________


*The Corporation is not required to issue shares of Common Stock until the original Series F Preferred Stock Certificate(s) (or evidence of loss, theft or destruction thereof reasonably acceptable to the Corporation) to be converted are received by the Corporation or its Transfer Agent and, in the case of shares issuable upon exercise of Investment Options, it has received payment for such shares. The Corporation shall issue and deliver shares of Common Stock to an overnight courier not later than two (2) business days following receipt of the original Preferred Stock Certificate(s) to be converted.